Exhibit 99

FOR IMMEDIATE RELEASE
DATE: April 23, 2008

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FIRST QUARTER 2008 EARNINGS

1ST QUARTER HIGHLIGHTS

•

Net Income of $2,660,000 for the quarter ended March 31, 2008 increased 12.1% from the prior year quarter ended March 31, 2007 and diluted earnings per share of $0.40 for the quarter increased 11.1% from the prior year quarter

•	Non-interest income for the quarter ended March 31, 2008 increased 10.5% from the prior year quarter ended March 31, 2007

•	Efficiency ratio improved to 61.63% for the quarter ended March 31, 2008 from 65.74% for the quarter ended March 31, 2007

•	Net interest margin improved to 4.44% for the quarter ended March 31, 2008 from 4.39% from the linked-quarter ended December 31, 2007

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Heritage Financial Corporation (“Company”) today reported net income for the quarter ended March 31, 2008 of $2,660,000 compared with $2,373,000 for the quarter ended March 31, 2007, an increase of 12.1%. Diluted earnings per share for the quarter ended March 31, 2008 were $0.40 vs. $0.36 for the quarter ended March 31, 2007, an increase of 11.1%.

Return on average equity for the quarter ended March 31, 2008 increased to 12.26% from 11.92% for the same period last year. Average equity increased by $6.5 million over the prior year’s first quarter for a strong equity to assets ratio of 9.76%.

The net interest margin (net interest income divided by average earning assets) was 4.44% for the quarter ended March 31, 2008 compared to 4.59% for the quarter ended March 31, 2007. However, net interest margin for the current quarter increased from 4.39% for the linked-quarter ended December 31, 2007. Due to continuing market interest rate decreases, potential margin compression will continue to be a concern in 2008.

Total assets increased $24.7 million, or 2.9%, to $889.5 million at March 31, 2008 from the March 31, 2007 balance of $864.8 million and increased $3.5 million, or 0.4%, from the December 31, 2007 balance of $886.1 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $10.7 million, or 1.4%, to $765.7 million at March 31, 2008 from $755.0 million at March 31, 2007 and decreased $3.2 million, or 0.4%, from the December 31, 2007 balance of $768.9 million. Deposits increased $50.2 million, or 6.8%, to $793.0 million at March 31, 2008 from $742.8 million at March 31, 2007 and increased $16.7 million, or 2.2%, from the December 31, 2007 balance of $776.3 million.

For the quarter ended March 31, 2008 net interest income before the provision for loan loss was $9,064,000 versus $8,897,000 for the quarter ended March 31, 2007, an increase of 1.9%.

Non-interest income was $2,246,000 for the quarter ended March 31, 2008 compared to $2,033,000 for the quarter ended March 31, 2007, an increase of 10.5%. Included in non-interest income for the current quarter is a $177,000 gain recognized on the redemption of Class B common stock received from the Visa Inc. IPO completed on March 18, 2008. This gain increased diluted earnings per share by approximately $0.02 for the quarter ended March 31, 2008.

Noninterest expense for the quarter ended March 31, 2008 was $6,970,000 compared to $7,185,000 for the quarter ended March 31, 2007, a decrease of 3.0%. This decrease was due primarily to reduction in expenses related to salaries and employee benefits as well as occupancy and equipment. The efficiency ratio decreased to 61.63% for the quarter ended March 31, 2008 from 65.74% for the quarter ended March 31, 2007.

Asset quality remains strong. Nonperforming assets at March 31, 2008 were $953,000, or 0.11% of total assets, a decrease from $1,693,000, or 0.20% of total assets at March 31, 2007 and a decrease from the $1,190,000, or 0.13% of total assets as of December 31, 2007. Loan loss reserves as a percent of total loans increased to 1.38% at March 31, 2008 from 1.32% at March 31, 2007 and increased from 1.33% at December 31, 2007. The increase in the loan loss reserves was due to management’s assessment of the increased risk in the loan portfolio due to the current economic environment as well as increases in potential problem loans. For the first quarter of 2008 the Company had net charge offs of $44,000 down from $199,000 for the first quarter of 2007. Other real estate assets owned were $169,000 as of March 31, 2008 up from $80,000 as of March 31, 2007. The nonperforming assets to total assets ratio of 0.11% at March 31, 2008 is 82 basis points below the December 31, 2007 average ratio of 0.93% for West Coast publicly traded commercial banks, as monitored by D.A. Davidson and Company.

“You will note in our 2007 Annual Report to Shareholders our theme was “Balance”. We continue to focus on maintaining balance in our financial metrics,” said Brian L. Vance, President and Chief Executive Officer. “Our primary objectives are balancing liquidity versus profitability, avoiding loan concentrations and maintaining strong asset quality, all with the goal of achieving sustainable earnings growth. With respect to liquidity, we have one of the more liquid balance sheets of our Pacific Northwest community bank peers with very little debt, no brokered CDs, and a loan to deposit ratio of less than 100%.”

“We have worked diligently through the past several years to achieve loan growth without significant concentrations in any given loan type or type of borrower. Currently, we have approximately 16% of our total loan portfolio in construction loans of all types with about 10% of the total portfolio in single-family residential related loans. Our peer banks in the region average about 34% of total loans in construction financing. Due to a variety of economic reasons, single-family construction lending is a troubled sector today. Even though I believe that we have an appropriate balance in this category, I remain concerned that we have not yet experienced the bottom of the cycle in this industry sector.”

“All that we do is intended to achieve sustainable, quality earnings growth,” Mr. Vance continued. “We must balance liquidity versus profitability while we continue to achieve an appropriate balance between risk, reward and growth in the loan portfolio. In our current environment, we will be focusing intently on maintaining quality in our loan portfolio. We believe these strategies are prudent given the uncertain economic conditions that we face today.”

On March 25, 2008, the Company’s Board of Directors declared a regular quarterly dividend of 21.0 cents per share payable on April 30, 2008 to shareholders of record on April 15, 2008. This is the 41st consecutive quarterly dividend to be paid.

Mr. Vance will be presenting at the D.A. Davidson & Co. Tenth Annual Financial Services Conference to be held at the Bell Harbor Conference Center in Seattle, Washington on May 7th and 8th. Mr. Vance is scheduled to present on Wednesday, May 7th at 9:30 a.m. Pacific Time. The presentation will be webcast in its entirety, both live and via 90-day delay replay and can be accessed at http://www.wsw.com/webcast/dadco12/hfwa/ or http://www.HF-WA.com.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the South Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full- service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	March 31, 2008	December 31, 2007	March 31, 2007
Loans held for sale	$777	$447	$393
Loans receivable	776,418	779,319	765,117
Allowance for loan losses	(10,690)	(10,374)	(10,086)

Net loans	765,728	768,945	755,031
Investment securities and interest earning deposits	57,505	45,612	46,403
Goodwill and other intangible assets	13,495	13,514	13,647
Other assets	52,026	57,537	49,338

Total assets	$889,531	$886,055	$864,812

Deposits	$792,983	$776,280	$742,832
Borrowings	3,635	16,941	32,718
Other liabilities	6,116	7,867	9,086
Stockholders’ equity	86,797	84,967	80,176

Total liabilities and equity	$889,531	$886,055	$864,812

Other Data
At year end:
Nonaccrual loans	$784	$1,021	$1,613
Real estate and other assets owned	169	169	80

Nonperforming assets	$953	$1,190	$1,693
Allowance for loan losses to:
Loans	1.38%	1.33%	1.32%
Nonperforming loans	1,363.52%	1,016.06%	625.29%
Nonperforming assets to total assets	0.11%	0.13%	0.20%
Equity to assets ratio	9.76%	9.59%	9.27%
Book value per share	$12.98	$12.79	$12.18
Tangible book value per share	$10.96	$10.76	$10.10

AVERAGE BALANCES
	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Average assets	$877,392	$883,948	$844,397
Average earning assets	820,383	825,720	785,500
Average total loans	777,820	791,685	750,059
Average deposits	775,507	779,087	727,719
Average equity	87,242	85,555	80,708
Average tangible equity	73,736	71,982	67,050

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Quarter Ended March 31, 2008	Quarter Ended December 31, 2007	Three Month % Change	Quarter Ended March 31, 2007	Year Over Year % Change
Interest income	$14,701	$15,572	-5.6%	$14,924	-1.5%
Interest expense	5,637	6,428	-12.3%	6,027	-6.5%

Net interest income	9,064	9,144	-0.9%	8,897	1.9%
Provision for loan losses	360	240	50.0%	180	100.0%
Non-interest income	2,246	2,119	6.0%	2,033	10.5%
Non-interest expense	6,970	6,898	1.0%	7,185	-3.0%

Income before income taxes	3,980	4,125	-3.5%	3,565	11.6%
Federal income tax	1,320	1,350	-2.2%	1,192	10.7%

Net income	$2,660	$2,775	-4.1%	$2,373	12.1%

Earnings per share:
Basic	$0.40	$0.42	-4.8%	$0.37	8.1%
Diluted	$0.40	$0.42	-4.8%	$0.36	11.1%
Performance Ratios (1):
Net interest margin	4.44%	4.39%		4.59%
Efficiency ratio (2)	61.63%	61.24%		65.74%
Return on average assets	1.22%	1.25%		1.14%
Return on average equity	12.26%	12.87%		11.92%
Weighted Average Common Shares Outstanding:
Basic	6,587,551	6,575,116		6,504,549
Diluted	6,640,054	6,648,691		6,678,560

(1)	Ratios are calculated on an annualized basis.

(2)	Non-interest expense divided by the sum of net interest income before provision for loan losses plus non-interest income.